Exhibit 19
Insider Trading Policy
Policy Purpose
To prevent the violation of applicable insider trading laws, including specifically to prevent trading based on material non-public information, Salesforce, Inc. has adopted this Insider Trading Policy, which supersedes all prior insider trading policies.
Additional details on how to interpret this policy are available in the Insider Trading Guidelines, as may be updated from time to time.
Please direct all questions to insidertradingquestions@salesforce.com.
Target Audience
All employees, directors, officers, contractors, and consultants of Salesforce and its subsidiaries (Personnel) must comply with this policy and all applicable insider trading laws and regulations. Certain family members and controlled entities (each as defined below) of Personnel are also restricted under this policy and applicable law.
Scope
This policy applies to all Salesforce business functions and departments worldwide.
Policy Description
Subject to the definitions and qualifications below, it is the policy of Salesforce that:
No Trading on Material Non-Public Information. No Personnel may engage in any transaction, either directly or indirectly, in Company securities (including but not limited to purchases, sales, gifts and trust transactions) when the Personnel is aware of material non-public information concerning the Company.
Quarterly Trading Windows. No Personnel may transact in Company securities when the Company’s quarterly trading window is closed. Details on the quarterly trading window are provided in the Insider Trading Guidelines.
Ad Hoc No-Trade Periods. The Company reserves the right to impose additional trading blocks from time to time, in its sole discretion, in furtherance of the purposes of this policy.
No Tipping. No Personnel may communicate material non-public information about the Company to anyone except other Personnel who require the information to perform their business duties, or as may be compelled by law. For the avoidance of doubt, in the case of outside advisors, material non-public information may not be communicated unless the advisors are bound by confidentiality obligations to the Company and have a business need to know.
No Recommendations. All Personnel must exercise extreme caution in expressing any opinions regarding Company securities in any context, and in no event shall any Personnel recommend trading in Company securities, including to family members, while they are aware of material non-public information about the Company.

Other Public Companies. No Personnel may transact in the securities of any other publicly listed company with which the Company has a preexisting or prospective relationship (including business partners, customers, competitors, strategic investments, vendors and suppliers), while in possession of material non-public information regarding such other company, provided such material non-public information arose in the course of their employment or service with the Company.
Pre-Clearance. All Executive officers and members of the Salesforce, Inc. board of directors must obtain pre-clearance from the Legal Department prior to any transactions in Company securities, regardless of whether the trading window is open. Certain other employees may be subject to preclearance requirements from time to time in the discretion of the Legal Department.
No Derivatives Trading. No Personnel may purchase, sell or transact in derivative securities based on or which derive value in relation to the Company’s equity or performance, other than derivatives granted pursuant to Company benefit plans. Derivatives include, but are not limited to, put and call options, warrants, stock appreciation rights and similar rights whose value is derived from the value of any Company security.
No Short Selling. No Personnel may engage in short sales of the Company’s securities, including “sales against the box,” which means sales of securities owned but not delivered against the sale.
No Hedging. No Personnel may engage in hedging or similar transactions designed to decrease the risk associated with holding the Company’s securities.
No Pledging or Margin Accounts - Executive Officers and Directors. Executive officers and directors may not purchase Company securities on margin, or borrow against any account in which Company securities are held or pledge Company securities as collateral for a loan.
Family Member and Controlled Entity Restrictions. Family members and controlled entities of Personnel may not transact in Company securities when the trading window is closed or when they are aware of material non-public information about the Company.
Company Transactions. From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal Departments (and, if appropriate, approved by the board of directors or appropriate committee), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.
Definitions
“Company securities” means shares of the Company’s common stock or other classes of stock that may be issued from time to time, options for common or other classes of stock, restricted stock units including performance restricted stock units, debt securities issued by the Company, and any other securities the Company may issue from time to time, as well as derivative securities relating to Company stock, whether or not issued by the Company.
“Controlled entities” means corporations or other business entities whose transactions in securities Personnel or their family members control or influence, and trusts for which Personnel are a trustee or in which Personnel have a beneficial or pecuniary interest.

“Executive officer” means Salesforce officers designated as “Section 16 officers” under Rule 16a-1(f) under the Securities Exchange Act of 1934.
“Family member” means any individual living in a familial relationship with Personnel in the same household, which includes children and step-children away at college.
“Material non-public information” means any information about Salesforce that a reasonable investor would consider important in making an investment decision to buy or sell Salesforce securities, which has not been widely disseminated to the public through SEC filings or major newswire services with sufficient additional time for the market to absorb the information.
Generally, material-non-public information is information that could reasonably be expected to impact the price of Salesforce securities. Examples of material non-public information may include:
•Projections of future revenue, earnings, losses, or cash flows, changes in such projections, or other financial guidance.
•A significant pending or prospective merger, acquisition, investment or tender offer.
•A significant new business or strategic relationship or a material change in, or the loss of, such a relationship.
•The development or release of a major new product, service, or line of business.
•Major personnel changes which may include significant layoffs or reorganizations.
•A dividend, stock split, securities repurchase, or securities offering.
•Significant security breach, data loss, or service disruption.
Generally speaking, information will cease being “non-public” when the information has been (1) made public via a press release, SEC filing or other recognized channel of distribution, and (2) the market has had time to absorb such information, typically one full trading day after the information has been made public.
Assessing the materiality or non-public nature of any information involves legal judgment. When in doubt, please consult with the Legal Department or contact insidertradingquestions@salesforce.com.
“Personnel” means all employees, directors, officers, contractors, and consultants of Salesforce.
“Salesforce” or “the Company” means Salesforce, Inc. together with any or all of its subsidiaries.
Qualifications
10b5-1 Trading Plans. Personnel may adopt trading plans in accordance with Securities and Exchange Commission (“SEC”) Rule 10b5-1(c) or successor rules as amended from time to time. Trading plans may only be entered into when a person is not aware of material non-public information and only during an open trading window. Transactions pursuant to a trading plan adopted in accordance with Company guidelines may occur without regard to the trading window or the knowledge of the Personnel at the time of the transaction. The Insider Trading Guidelines include applicable guidelines for 10b5-1 Trading Plans. Except as provided for in the Insider Trading Guidelines, Personnel may only have a single 10b5-1 Trading Plan at one time.
Tax Withholding Sales. For purposes of this policy, sales to cover tax withholding obligations upon vesting of restricted stock units or similar instruments granted under a Company equity plan that occur pursuant to an equity award agreement may occur without regard to the trading window or the knowledge of the Personnel at the time of the transaction. Any changes to such agreement’s default provisions providing for such withholding sales must occur during an open trading window while the Personnel is not aware of material non-public information about the Company. See the Insider Trading Guidelines for more information.
Sell-All Elections. Sales of shares pursuant to sell-all elections upon vesting of restricted stock units or similar instruments granted under a Company equity plan may occur without regard to the trading window or the knowledge of the Personnel at the time of the transaction if the election is made during an open trading window while the Personnel is not aware of material non-public information about the Company. Any changes to such elections must occur during an open trading window while the Personnel is not aware of material non-public information about the Company. See the Insider Trading Guidelines for more information.
Employee Stock Purchase Plan. Sales of Company stock acquired through the Company’s Employee Stock Purchase Plan (“ESPP”) are subject to this policy, including this policy’s trading window and knowledge requirements. Elections to participate in, and purchases of Company stock through, the ESPP are not subject to this policy’s trading window or knowledge requirements.
Stock Option Exercises. Provided that no sale of shares occurs in connection with the exercise (whether to fund the exercise price, tax withholding, or otherwise), Company stock options may be exercised without regard to whether the trading window is open and without regard to the knowledge of the Personnel. Such exercises must be effected by paying the exercise price in cash or delivering previously owned shares of Company stock on the terms of the applicable agreement and equity plan. “Broker-assisted cashless exercises” or similar contemporaneous exercises and sales of option shares are not allowed when the trading window is closed or when Personnel is aware of material non-public information.
Policy Violations and Potential Criminal and Civil Liability
Personnel who violate this Policy may be subject to disciplinary action by the Company, up to and including termination. In addition, federal, state and other authorities may impose significant penalties, fines or criminal liability, including imprisonment, on Personnel or others who trade on, or tip, material non-public information, or otherwise violate applicable insider trading laws, even if they did not profit from the activity.
Amendments
The Company reserves the right to modify this Policy and the Insider Trading Guidelines at any time and without notice.

4